Exhibit D(92)

AMENDMENT TWO

DATED NOVEMBER 14, 2025 TO

INVESTMENT SUBADVISORY AGREEMENT

for the MML International Equity Fund

WHEREAS, MML Investment Advisers, LLC (“MML Advisers”) and Massachusetts Financial Services Company (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of November 1, 2021, as amended, relating to the MML International Equity Fund (the “Fund”); and

WHEREAS, MML Advisers and the Subadviser desire to amend Section 10 of the Agreement; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 10 – Use of Names is replaced in its entirety with the following:

The names of both MML Advisers and any affiliates of MML Advisers and of the Trust and Fund and any derivative or logo or trademark or service mark or trade name are the valuable property of MML Advisers and such affiliates and the Trust and Fund. The Subadviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of MML Advisers or the Trust, as the case may be. The Subadviser acknowledges and agrees that, if it makes any unauthorized use of any such names, derivatives, logos, trademarks or service marks or trade names, MML Advisers and/or such affiliates or the Trust and Fund shall suffer irreparable harm for which monetary damages are inadequate and thus, such entities shall be entitled to injunctive relief without the necessity of posting bond.

The Subadviser’s name and any derivative or logo or trademark or service mark or trade name are the valuable property of the Subadviser. MML Advisers shall have the right to use the Subadviser’s name, derivative, logo, trademark or service mark or trade name only with the Subadviser’s prior written approval, which shall not be unreasonably withheld. MML Advisers acknowledges and agrees that, if it makes any unauthorized use of any such name, derivative, logo, trademark or service mark or trade name, the Subadviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Subadviser shall be entitled to injunctive relief without the necessity of posting bond. It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and materials provided to the Trustees, do not require such approval. Notwithstanding the above, the

Subadviser hereby grants to MML Advisers a non-exclusive license to use the Subadviser’s name and any derivative or logo or trademark or service mark or trade name as part of the name of the Fund, and in so doing the ability to comply with disclosure obligations, promote the Fund or for any other purposes needed to comply with applicable law or regulation. With respect to this license, MML Advisers shall not use the Subadviser’s name and any derivative or logo or trademark or service mark or trade name in promotional or sales related materials of any nature prepared by or on behalf of MML Advisers without the Subadviser’s prior written approval, which shall not be unreasonably withheld; materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and materials provided to the Trustees, will not require such approval. Upon the termination of this Subadvisory Agreement, this license to use the Subadviser’s name and any derivative or logo or trademark or service mark or trade name shall terminate, and MML Advisers shall promptly request that the Board of Trustees change the name of the Fund.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Douglas Steele	By:	/s/ Edward T. Maloney
Name:	Douglas Steele	Name:	Edward T. Maloney
Title:	President	Title:	CEO

Acknowledged and Agreed:

MML SERIES INVESTMENT FUND
on behalf of the MML International Equity Fund

By:	/s/ Renée Hitchcock
Name:	Renée Hitchcock
Title:	CFO and Treasurer